Zion Oil & Gas Newsletter

August 27, 2010
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
Dear Shareholder and/or Friend of Zion

Drilling operations on Ma'anit-Joseph #3 have begun!

As you can read in yesterday’s press release (click here) drilling operations on our Ma'anit-Joseph #3 well have begun. As I write (Friday morning, in Israel), the drill bit has reached a depth of approximately 115 feet (35 meters).

In anticipation of yesterday’s news, on Wednesday, August 25, 2010, our team held a 'pre-spud' meeting at the Ma'anit-Joseph #3 wellsite. All those involved in daily operations gathered together and were given clear instructions regarding the drilling of this well and especially regarding the safety procedures.

Here are some photographs taken on Wednesday, August 25th:

The Ma'anit-Joseph #3 wellsite

The front gate entrance

The full team assemble

Zion's President and Chief Operating Officer, Bill Ottaviani,
addressing the rig crews

Zion's Exploration Manager, Stephen Pierce,
addressing the rig crews

Foreground: The rig crews and wellsite geologists
Background: The base of the drilling rig between the two acoustic walls

During the meeting, the drilling rig stands ready

As you can read in the press release, drilling operations are expected to last for six months. I will, of course, ensure that you are suitably updated as we progress.

To quote Clement W. Stone (who built the Combined Insurance Company of America into a company with assets exceeding $1 billion, in 1979):

"Everyone who achieves success in a great venture, solves each problem as they came to it. They helped themselves. And they were helped through powers known and unknown to them at the time they set out on their voyage. They keep going regardless of the obstacles they met."

He also said:

"Believe that any goal that doesn’t violate the laws of G-d or the rights of your fellow men can be achieved."

At Zion we truly believe in these guiding ideas and are putting them into practice.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the procurement of needed drilling permits, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Contact Information
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
phone: 1-888-891-9466
~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~